UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  07/14/2006

VARSITY GROUP INC
(Exact name of registrant as specified in its charter)

Commission File Number:  000-28977

DE	54-1876848
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1300 19th Street NW, 8th Floor Washington, DC 20036
(Address of principal executive offices, including zip code)

202.349.1242
(Registrant’s telephone number, including area code)

Former address: 1850 M Street, Suite 1150, NW, Washington, DC 20036
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On July 10, 2006, Varsity Group (the "Company") entered into a Services and Management Agreement with SchoolOne.com LLC ("SchoolOne") in which SchoolOne will develop the Company's new technology and provide services and support for the Company's processes and systems to assist in accelerating the growth of the Company's current business and establish a foundation to support the introduction of new businesses and revenue streams in the future.

Under terms of the agreement, the Company will pay SchoolOne approximately $2.1 million in the third and fourth quarters of fiscal 2006 and approximately $1.7 million in the first and second quarters of fiscal 2007. The Company and SchoolOne will reevaluate the fee schedule in March 2007 to determine the fee schedule for year two of the agreement (July 1, 2007 to June 30, 2008).

For the first year of this agreement, either party can terminate upon mutual agreement and 90 days notice. As of July 1, 2007, the Company may terminate the agreement at any time by providing SchoolOne 90 days notice. If either party cannot reach a mutually agreeable fee schedule for year two of the agreement, either party can terminate the agreement with 90 days notice.

Additionally, the Company and SchoolOne executed a reseller agreement whereby the Company will offer SchoolOne's technology services to its Partner schools. The reseller agreement with SchoolOne strengthens the Company's strategy of becoming a one-source solution for educational institutions.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VARSITY GROUP INC

Date: July 14, 2006	By:	/s/ Jim Craig
Jim Craig
CFO